Exhibit 99.1

News Release Contact: Gail A. Gerono 412.787.6795 www.calgoncarbon.com

Calgon Carbon Awarded 10-Year Contract for Reactivation Services

PITTSBURGH, PA — March 13, 2012 — Calgon Carbon Corporation (CCC: NYSE) announced that the company and the City of Phoenix, Arizona (Phoenix), have signed a ten-year contract to provide reactivation services for activated carbon used to treat the city’s drinking water. The value of the contract will depend upon the amount of spent activated carbon that is reactivated annually, which is expected to be approximately 11 million pounds. As part of the agreement, Calgon Carbon will build a reactivation facility in Maricopa County, Arizona, which will be used to reactivate Phoenix’s spent carbon.

The reactivation facility, which is expected to be completed in 2013, will be owned and operated by Calgon Carbon and will have an annual reactivation capacity of approximately 25 million pounds. The facility is expected to serve as a regional center, providing custom reactivation services for other municipalities that utilize granular activated carbon (GAC) to treat their drinking water, including two additional cities in Arizona whose representatives served on the selection panel for the Phoenix project. During the construction of the facility, Calgon Carbon will utilize its existing reactivation capacity to meet Phoenix’s requirements.

Phoenix is using GAC in response to the U.S. Environmental Protection Agency’s Stage 2 Disinfectants and Disinfection Byproducts Rule which establishes maximum levels at which disinfection byproducts (DBPs) are permitted to be present in drinking water. The GAC removes organic compounds from the water, reducing the formation of byproducts after the addition of chlorine. The city of Phoenix chose this method rather than replacing chlorine with alternative disinfectants which would not be as effective and would produce other potentially harmful byproducts.

In 2009, Phoenix awarded Calgon Carbon a $14.3-million contract to provide the initial virgin carbon for its drinking water plants. The company completed delivery of 16 million pounds of GAC to Phoenix in December 2011, and expects to begin reactivating spent carbon in the second quarter of 2012.

Calgon Carbon Corporation — 400 Calgon Carbon Drive — Pittsburgh, PA 15205 — 412.787.6700

Commenting on the award, Bob O’Brien, executive vice president and chief operating officer of Calgon Carbon, said, “This project demonstrates that the city of Phoenix recognizes the benefits of using granular activated carbon to reduce disinfection byproducts. Since reactivated carbon is less costly than virgin carbon and the reactivation process produces far less CO2 than the virgin carbon manufacturing process, the city will also realize significant economic and environmental benefits.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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Calgon Carbon Corporation — 400 Calgon Carbon Drive — Pittsburgh, PA 15205 — 412.787.6700 — www.calgoncarbon.com